Exhibit 21

Subsidiaries of MCG Capital Corporation

and Jurisdiction of Incorporation/Organization

MCG Finance I, LLC	Delaware
MCG Finance II, LLC	Delaware
MCG Finance III, LLC	Delaware
MCG Finance IV, LLC	Delaware
MCG Finance V, LLC	Delaware
MCG Finance Corporation IH	Delaware
MCG IH II, Inc.	Delaware
Kagan Research LLC	Delaware
Solutions Capital GP, LLC	Delaware
Solutions Capital I, LP	Delaware